Exhibit 4.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK OF

STATE BANK FINANCIAL CORPORATION

This warrant agreement (the “Warrant”), effective as of [•] (the “Effective Date”), certifies that [•] or his assigns (each individually, the “Holder”), for value received, is entitled to purchase from STATE BANK FINANCIAL CORPORATION, a Georgia corporation (the “Company”), fully-paid and nonassessable Common Shares of the Company (the “Common Shares”) on the terms and subject to the conditions set forth herein.

1. GENERAL.

1.1 Purchase of Warrant. This Warrant is issued in connection with that certain Subscription Agreement dated [•], entered into between the Holder and the Company.

1.2 Type of Shares Subject to Warrant. This Warrant shall be exercisable for Common Shares, as adjusted pursuant to the other provisions of this Warrant.

1.3 Per Share Exercise Price of Warrant. The per share exercise price of this Warrant shall be $11.21, subject to adjustment pursuant to the other provisions of this Warrant (the “Purchase Price”).

1.4 Number of Shares Subject to Warrant. The number of Common Shares issuable upon full exercise of this Warrant shall initially be [•], subject to adjustment pursuant to the other provisions of this warrant.

1.5 Term. This Warrant may be exercised at any time or from time to time until 5:00 p.m. Eastern Time on the tenth anniversary of the Effective Date (the “Expiration Date”).

2. EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR COMMON SHARES.

2.1 General. This Warrant shall be exercised by surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription/Exercise attached hereto as Exhibit A duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Purchase Price for the number of Common Shares for which this Warrant is being exercised determined in accordance with the provisions hereof (or by payment as provided in Section 2.2 below). The Common Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such Common Shares. In case of a purchase of fewer than all the Common Shares that may be purchased under this

Warrant, the Company shall execute and deliver a new Warrant or Warrants of like tenor for the balance of the Common Shares purchasable under the Warrant surrendered upon such purchase to the Holder within a reasonable time and in any event within 10 days after the rights represented by this Warrant have been so exercised.

2.2 Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Common Share is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive Common Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription and notice of such election in which event the Company shall issue to the Holder a number of Common Shares computed using the following formula:

X = Y (A-B)

A

Where	X = the number of Common Shares to be issued to the Holder

Y = the number of Common Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A = the fair market value of one Common Share (at the date of such calculation)

B = Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one Common Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that if (a) this Warrant is exercised pursuant to this Section 2.2 in connection with the Company’s initial public offering of its Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering; and (b) this Warrant is exercised after the Company’s initial public offering of its Common Shares, the fair market value per share shall be the average closing price of the Company’s Common Shares over the five trading days immediately preceding the time of exercise.

2.3 Restrictive Legend. Each certificate for Common Shares issued upon exercise of this Warrant shall be endorsed with a legend, in addition to any other legends required by this Warrant or any other agreement to which the Common Shares are subject, substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE AGREEMENT AND TO THE RESTRICTIONS CONTAINED THEREIN, INCLUDING RESTRICTIONS UPON TRANSFER. A COPY OF THE AGREEMENT WILL BE FURNISHED TO ANY INTERESTED PARTY UPON WRITTEN REQUEST, WITHOUT CHARGE.

3. SHARES TO BE FULLY PAID; ISSUANCE OF COMMON SHARES.

3.1 Shares to be Fully Paid. The Company covenants and agrees that all Common Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof.

3.2 Issuance of Common Shares. Upon receipt of the items required in Section 2, and subject to the terms hereof, the Company shall cause to be delivered to the Holder one or more stock certificates for the number of shares specified in the Form of Subscription/Exercise attached hereto as Exhibit A, such share or shares to be registered under the name of the Holder. Notwithstanding the foregoing, the Company shall not be required to issue or deliver any certificate for Common Shares purchased upon exercise of this Warrant or any portion thereof prior to the fulfillment of the following conditions:

(a) the admission of such shares for listing on all stock exchanges on which the Common Shares are listed;

(b) the completion of any registration or other qualification of such Common Shares which the Company shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

(c) the obtaining of any approval or other clearance from any federal or state governmental agency or body, which the Company shall determine to be necessary or advisable; or

(d) the lapse of such reasonable period of time following the exercise of this Warrant as the Company from time to time may establish for reasons of administrative convenience.

4. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF COMMON SHARES.

The Purchase Price and the number of Common Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Purchase Price, the Holder shall thereafter be entitled to purchase, at the Purchase Price resulting from such adjustment, the number of Common Shares obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of Common Shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Purchase Price resulting from such adjustment.

4.1 Subdivision or Combination of Common Shares. In case the Company shall at any time subdivide its outstanding Common Shares into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends in Common Shares, Other Shares, Property, Reclassification. If at any time or from time to time the holders of the class and series of shares for which this Warrant is then exercisable (or any other securities at the time receivable upon the exercise of this Warrant), shall have received or become entitled to receive, without payment therefor,

(a) Common Shares or any other securities that are at any time directly or indirectly convertible into or exchangeable for Common Shares of the Company, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable (other than as a cash dividend or distribution), or

(c) Common Shares or any other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than Common Shares issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, the Holder shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares receivable thereupon, and without payment of any additional consideration therefor, the amount of shares and other securities and property (including cash in the cases referred to in clause (b) above) that such Holder would hold on the date of such exercise had it been the holder of record of such Common Shares as of the date on which holders of Common Shares received or became entitled to receive such shares or all other additional shares and other securities and property.

4.3 Reorganization, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another entity, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of the class and series of capital stock for which this Warrant is then exercisable shall be entitled to receive stock, securities, or other assets or property (an “Corporate Change”), then, as a condition of such Corporate Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Common Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares equal to the number of Common Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant. In the event of any Corporate Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares, securities or assets thereafter deliverable upon the exercise of this Warrant. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by reasonable written instrument, executed and mailed or delivered to the Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

4.4 Certain Events. If any change in the outstanding class and series of shares for which this Warrant is exercisable or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Company shall make an adjustment in the number and class of shares available under this Warrant, the Purchase Price or the application of such provisions, so as to protect the purchase rights of the Holder. The adjustment shall give the Holder of this Warrant upon exercise for the same aggregate Purchase Price the total number, class and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

4.5 Notices of Change.

(a) Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Purchase Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Company shall give written notice to the Holder at least 10 days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

(c) The Company shall also give written notice to the Holder at least 20 days prior to the date on which a Corporate Change, Change of Control or initial public offering of Common Stock shall take place. “Change of Control” shall mean (x) a sale, lease or disposition of all of substantially all of the assets of the Company or (y) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization, in which the Company’s shareholders immediately prior to such consolidation, merger or reorganization own less than 50% of the surviving entity’s or its parent’s voting power immediately after such consolidation, merger or reorganization.

5. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY.

Except as expressly set forth herein, nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase Common Shares of the Company shall give rise to any liability of the Holder for the Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

6. TRANSFER AND ASSIGNMENT.

6.1 Transfer and Assignment. This Warrant and any rights hereunder shall be exercisable only by the Holder (or by the Holder’s guardian or legal representative should one be appointed). Except for assignments or transfers made by will or under the laws of descent and distribution, this Warrant and an rights hereunder may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Warrant, except as provided in this Section 6, shall be null void and without legal effect.

6.2 Transfer of Common Shares Underlying the Warrant. Common Shares acquired by exercise of this Warrant may not be transferred or sold unless the transfer is exempt from further regulatory approval or otherwise permissible under applicable law, including state and federal securities laws. Stock certificates for such Common Shares may, if such legend is required or advisable under applicable law in the opinion of the Company when this warrant is exercised, bear a legend to this effect.

7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

7.1 Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire Common Shares hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is consistent with the Company’s articles of incorporation and bylaws and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

7.2 Consents and Approvals. No consent or approval of, giving notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for any filing which may be required by applicable Federal and state securities laws.

8. MODIFICATION AND WAIVER.

This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of is sought.

9. NOTICES.

Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to Holder at Holder’s address as shown on the books of the Company and to the Company at the address for the Company shown on Exhibit A or to such other address as either may from time to time provide to the other.

10. BINDING EFFECT ON SUCCESSORS.

This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

11. DESCRIPTIVE HEADINGS AND GOVERNING LAW.

The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Georgia.

12. FRACTIONAL SHARES.

No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Purchase Price.

[SIGNATURES ON FOLLOWING PAGE]

The parties hereto have caused this Warrant to be duly executed effective as of the Effective Date.

STATE BANK FINANCIAL CORPORATION

By:
Name:
Title:

HOLDER

[•]

EXHIBIT A

SUBSCRIPTION/EXERCISE FORM

Date:                 , 20

State Bank Financial Corporation

415 East Paces Ferry Road, NE

Suite 200

Atlanta, Georgia 30305

Attn: Chief Executive Officer

Ladies and Gentlemen:

☐

The undersigned hereby elects to exercise the warrant issued to it by State Bank Financial Corporation (the “Company”) and dated                 , (the “Warrant”) to purchase                      shares of common stock of the Company (the “Common Shares”) at a purchase price of $11.21 per share for an aggregate purchase price of $                             (the “Purchase Price”). Pursuant to the terms of the Warrant, the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer.

☐

The undersigned hereby elects to convert                      shares issuable pursuant to this Warrant pursuant to the provisions of Section 2 of the Warrant in a cashless exercise for a total number of Common Shares to be received of                     .

Very truly yours,

By:

Title: